AMENDED AND RESTATED SCHEDULE II

THIS AMENDED AND RESTATED SCHEDULE II effective as of July 16, 2013 is the Schedule II to that certain Custody Agreement between Metropolitan West Funds and The Bank of New York Mellon (formerly, The Bank of New York) dated as of April 1, 2002, as may be amended from time to time.

Metropolitan West Total Return Bond Fund

Metropolitan West Low Duration Bond Fund

Metropolitan West Alpha Trak 500 Fund

Metropolitan West High Yield Bond Fund

Metropolitan West Intermediate Bond Fund

Metropolitan West Strategic Income Fund

Metropolitan Ultra Short Bond Fund

Metropolitan West Unconstrained Bond Fund

Metropolitan West Floating Rate Income Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule II to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON
By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director
Date:	July 16, 2013

Metropolitan West Funds
By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Assistant Treasurer
Date:	July 16, 2013